                                                              Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


            OHIO CASUALTY CORPORATION REPORTS CONTINUED STRONG
            FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR


FAIRFIELD, OHIO, February 8, 2006  --- Ohio Casualty Corporation
(NASDAQ:OCAS) today announced the following results for its fourth quarter ended December 31, 2005, compared with the same period of the prior year:

   - Net income of $77.3 million, or $1.19 per diluted share, versus $56.9 million, or $0.82 per diluted share;
   -  All Lines combined ratio (GAAP) of 86.1%, a 9.1 point improvement; and
   - Operating income (A) of $67.5 million versus $43.7 million, a $23.8 million or 54.5% increase.

Results for the full year ended 2005 compared with 2004:

   - Net income of $212.7 million, or $3.19 per diluted share, versus $128.4 million, or $1.89 per diluted share;
   -  All Lines combined ratio (GAAP) of 94.2%, a 5.4 point improvement; and
   - Operating income (A) of $171.1 million versus $115.1 million, a $56.0 million or 48.7% increase.

President and Chief Executive Officer Dan Carmichael commented, "I am extremely pleased with Ohio Casualty's exceptional profitability in both the fourth quarter and full year 2005, reporting our best annual combined ratio in decades with substantial increases in operating income in both the quarter and year. Equally as important, we are continuing to strengthen our financial position. Our book value per share is up over 8%, and we were able to improve our capital structure by eliminating the convertible notes with minimal dilution to earnings per share and book value.

Our shareholders continue to benefit from our 22% increased stock price in 2005, as well as from the benefits of our share repurchase program and our restored cash dividend.

Performance like this comes only from careful execution of a sound strategic plan, and from years of hard work and dedication by our employees and independent agents. Over the last five years, our progress was the result of focusing primarily on strengthening our underwriting performance, reducing our expenses and improving our balance sheet.

Our restored financial strength and profitability now give us some flexibility to turn more of our attention to expanding our business, both through innovative marketing techniques and by pursuing growth opportunities that are in sync with our products and distribution strategies. However, we will not sacrifice the principles of underwriting discipline and new efficiencies that got us to where we are today."

The major components of net income are summarized in the table below:

                                      Three months ended           Year ended
Summary Income Statement                 December 31,              December 31,
($ in millions, except
 share and per share data)              2005        2004         2005        2004
--------------------------              ----        ----         ----        ----
Premiums and finance charges
  earned                              $363.3      $361.8     $1,453.6    $1,446.6
Investment income less expenses         53.0        57.2        201.4       201.2
Investment gains realized, net          11.2        20.4         47.4        23.0
                                      ------      ------     --------    --------
  Total revenues                      $427.5      $439.4     $1,702.4    $1,670.8

Losses and benefits for
  policyholders                       $165.0      $173.8     $  752.3    $  777.6
Loss adjustment expenses                29.2        42.1        155.0       158.7
Underwriting expenses                  118.8       128.8        462.0       504.8
Corporate and other expenses             9.6        12.2         52.4        43.2
                                      ------      ------     --------    --------
  Total expenses                      $322.6      $356.9     $1,421.7    $1,484.3

Income tax expense:
 On investment gains realized          $ 1.5       $ 7.1       $  5.9      $  8.0
 On all other income                    26.1        18.5         62.1        48.5
                                       -----       -----       ------      ------
  Total income tax expense             $27.6       $25.6       $ 68.0      $ 56.5

Cumulative effect of an
 accounting change                     $  -        $  -        $   -       $ (1.6)
                                       -----       -----       ------      ------

Net income                             $77.3       $56.9       $212.7      $128.4
                                       =====       =====       ======      ======

Average shares
  outstanding - diluted           64,728,004  71,941,641   67,194,425  71,508,519
Net income, per share - diluted        $1.19       $0.82        $3.19       $1.89

In connection with the adoption of Emerging Issues Task Force ("EITF") Consensus 04-8 "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" in the fourth quarter 2004, average shares outstanding-diluted, net income per share-diluted and operating income per share-diluted have been adjusted for the full year ended December 31, 2005 and 2004 and for the three months ended December 31, 2004.

Consolidated before-tax net investment income decreased $4.2 million in the quarter primarily as a result of the $7.4 million favorable amortization adjustment on certain fixed income securities recorded in the fourth quarter of last year, lower before-tax investment yields in 2005 and our strategy to invest more in tax-exempt securities. These factors were partially offset by the continued growth in our investment portfolio as the insurance operations continue to generate positive cash flow. On an after-tax basis, investment income increased $1.6 million in the quarter and $9.7 million in the year, which further reflects the benefits of our investment in tax-exempt securities.


Operating Results
Premium Revenue
---------------
($ in millions)                    Three months ended                 Year ended
                                       December 31,                   December 31,
Gross Premiums Written           2005     2004     % Chg        2005      2004     % Chg
----------------------           ----     ----     -----        ----      ----     -----
Commercial Lines               $193.3   $199.4     (3.1)%   $  841.0  $  856.2     (1.8)%
Specialty Lines                  50.4     57.4    (12.2)%      210.8     251.5    (16.2)%
Personal Lines                  114.8    119.5     (3.9)%      478.2     496.7     (3.7)%
                               ------   ------              --------  --------
 All Lines                     $358.5   $376.3     (4.7)%   $1,530.0  $1,604.4     (4.6)%
                               ======   ======              ========  ========

Net Premiums Written
--------------------
Commercial Lines               $189.0   $192.4     (1.8)%   $  823.5  $  828.2     (0.6)%
Specialty Lines                  33.6     32.9      2.1%       150.4     135.5     11.0%
Personal Lines                  114.4    117.2     (2.4)%      475.5     490.2     (3.0)%
                               ------   ------              --------  --------
 All Lines                     $337.0   $342.5     (1.6)%   $1,449.4  $1,453.9     (0.3)%
                               ======   ======              ========  ========

All Lines gross and net premiums written are down for the quarter, due primarily to all three operating segments experiencing declines in new business premium production as a result of increased price competition in the market. Additionally, for Commercial Lines, while average renewal price increases including exposure changes remained slightly positive for the quarter, they continued to decline compared to prior periods due to increased competition. For Personal Lines, we have been taking rate reductions in a number of states for both personal auto and homeowners to respond to the increased competition. We have this pricing flexibility as a result of our significantly improved profitability. For Specialty Lines, net premiums increased during the quarter as a result of a decline in ceded premiums primarily related to higher reinsurance retention limits.

                              Three months ended            Year ended
                                 December 31,               December 31,
Combined Ratio                2005          2004         2005          2004
--------------                ----          ----         ----          ----
Commercial Lines              87.4%         95.9%       101.9%        100.6%
Specialty Lines               94.1%         96.0%        95.3%         96.7%
Personal Lines                81.6%         93.9%        80.8%         98.9%
                              -----         -----       ------        ------
 All Lines                    86.1%         95.2%        94.2%         99.6%

All three operating segments achieved underwriting profitability in the fourth quarter, primarily the result of improved loss ratios across all three segments, resulting in a 9.1 point improvement in the All Lines combined ratio. Improvements in the loss ratios are primarily the result of the Group's continued focus on disciplined underwriting quality, lower claim frequency, lower catastrophe losses and favorable reserve development. Results for the fourth quarter included $16.5 million of favorable development in loss and loss adjustment expense reserves for prior accident years ($8.8 related to loss reserve development and $7.7 related to loss adjustment expense development), compared to favorable development of $6.0 million in the fourth quarter of 2004 (all related to loss reserve development).

Both the quarter and full year results were favorably impacted by lower catastrophe losses than in the same periods of 2004. For the fourth quarter, catastrophes impacted the combined ratio by $(0.3) million, or (0.1) point, compared to $5.5 million, or 1.5 points in the same period of 2004. For the full year catastrophe losses were $25.8 million which added
1.8 points to the combined ratio, compared to catastrophe losses of $43.5 million which added 3.0 points in 2004. Losses from Hurricanes Katrina, Rita and Wilma impacted the full year before-tax results by $0.9 million, $11.2 million and $1.7 million, respectively.

Other Highlights
Book value per share increased $1.72, or 8.3% to $22.54 at December 31, 2005, compared to $20.82 at December 31, 2004.

On August 18, 2005, the Board of Directors approved a share repurchase program of up to four million shares of the Corporation's common stock. During the fourth quarter, the Corporation has repurchased 945,990 shares at an average cost of $26.30, which brings the total repurchase for the year to 1,516,105 shares at an average cost of $26.04. Total authorized shares remaining under the program at December 31, 2005 are 2,483,895.

Supplemental financial information for the fourth quarter and full year 2005 and 2004, respectively, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and accounting principles generally accepted in the United States is included in Item 15 of the Ohio Casualty Corporation's Form 10-K for the year ended December 31, 2004.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
Ohio Casualty Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 10:00 a.m. EST on Thursday, February 9, 2006. The call is being webcast by Vcall and can be accessed directly through Ohio Casualty Corporation's website www.ocas.com and Vcall's Investor Calendar website www.investorcalendar.com. The webcast will be available for replay through May 10, 2006. To listen to call playback by telephone, dial 1-800-642-1687, then enter ID code 2217823. Call playback begins at 1 p.m. EST on February 9, 2006 and extends through midnight on February 12, 2006.

Quiet Period
Ohio Casualty Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the first quarter of 2006 will start April 1, 2006 extending through the time of the earnings conference call, tentatively scheduled for April 26, 2006.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of December 31, 2005.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

                                   Three months ended         Year ended
                                      December 31,           December 31,
($ in millions,
except per share data)               2005      2004         2005       2004
----------------------               ----      ----         ----       ----
Operating income                    $67.5     $43.7       $171.1     $115.1
After-tax net realized gains          9.8      13.2         41.6       14.9
Cumulative effect of accounting
  change                                -         -            -       (1.6)
                                    -----     -----       ------     ------
Net income                          $77.3     $56.9       $212.7     $128.4
                                    =====     =====       ======     ======

Operating income
   per share - diluted              $1.04     $0.64       $ 2.57     $ 1.71
After-tax net realized gains
  per share-diluted                  0.15      0.18         0.62       0.20
Cumulative effect of accounting
  change per share-diluted              -         -            -      (0.02)
                                    -----     -----       ------     ------
Net income per share - diluted      $1.19     $0.82       $ 3.19     $ 1.89
                                    =====     =====       ======     ======

As mentioned previously, in connection with the adoption of EITF 04-8 in the fourth quarter 2004, the Consolidated Corporation was required to adjust per-share amounts for the full year ended December 31, 2005 and 2004 and for the three months ended December 31, 2004.

Reconciliation of Net Income Return on Equity to Operating Income Return on
  Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:



                                   Three months ended          Year ended
                                       December 31,            December 31,
($ in millions)                      2005        2004        2005        2004
---------------                      ----        ----        ----        ----
Net income                       $   77.3    $   56.9    $  212.7    $  128.4
Average shareholders'
  equity                          1,409.5     1,275.5     1,360.7     1,220.4
Return on equity based on
 annualized net income               21.9%       17.8%       15.6%       10.5%
                                     =====       =====       =====       =====

Operating income                 $   67.5    $   43.7    $  171.1    $  115.1
Adjusted average shareholders'
  equity                          1,195.4       985.3     1,115.0       935.7
Return on equity based on
 annualized operating income         22.6%       17.7%       15.3%       12.3%
                                     =====       =====       =====       =====

Average shareholders' equity     $1,409.5    $1,275.5    $1,360.7    $1,220.4
Average unrealized gains            214.1       290.2       245.7       284.7
Adjusted average shareholders'
 equity                          $1,195.4    $  985.3    $1,115.0    $  935.7
                                 =========   =========   =========   =========